Exhibit 10.2

SECOND AMENDMENT TO

ENERGY PARTNERS, LTD.

CHANGE OF CONTROL SEVERANCE PLAN

The Energy Partners, Ltd. Change of Control Severance Plan, as amended by the First Amendment thereto (the “Plan”), is hereby amended, effective as of April 16, 2008, as follows:

The paragraph immediately following subsection (c) of Section 5 of the Plan (and before the new sentences added by items 5 and 6 of the First Amendment to the Plan) is amended to read in its entirety as follows:

“For purposes of subsection (a) above, the ‘Designated Multiple’ shall be either 1.5 or 2 as the Committee may designate with respect to the applicable Participant. For purposes of subsection (c) above, the ‘Designated Period’ shall be 12 months in the case of a Participant whose Designated Multiple is 1.5, and 18 months in the case of a Participant whose Designated Multiple is 2.”